Exhibit 4.1

SUPPLEMENTAL INDENTURE

TENTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September 28, 2010, among FTI Consulting, Inc., a Maryland corporation (the “Company”), the Guarantors (as defined in the Indenture referred to below) and Wilmington Trust Company, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of August 2, 2005 (as amended, supplemented or otherwise modified through the date hereof, the “Indenture”), providing for the issuance of 7 5/8% Senior Notes due 2013 (the “Notes”);

WHEREAS, the Company has offered to purchase for cash any and all of the outstanding Notes (the “Tender Offer”) and requested that Holders of the Notes deliver their consents to, among other modifications, eliminate substantially all of the restrictive covenants and certain events of default contained in the Indenture pursuant to the Offer to Purchase and Consent Solicitation Statement, dated September 14, 2010, (as it may be amended or supplemented from time to time) and the related Letter of Transmittal and Consent (as it may be amended or supplemented from time to time);

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture, the Notes and the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes);

WHEREAS, Holders of at least a majority in aggregate principal amount of the Notes have duly consented to the proposed amendments set forth in this Supplemental Indenture in accordance with Section 9.02 of the Indenture;

WHEREAS, all other conditions precedent provided under the Indenture have been satisfied to permit the Company, the Guarantors and the Trustee to enter into this Supplemental Indenture;

WHEREAS, this Supplemental Indenture is effective as of the date upon which the conditions set forth in Section 3 hereof are satisfied, and the amendments effected by this Supplemental Indenture shall become operative with respect to the Notes on the Initial Payment Date (as defined herein); and

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Amendments.

(a) Subject to Section 3 hereof, the Indenture is hereby amended by deleting the following Sections of Article 4 of the Indenture and all references thereto and obligations thereunder: 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18 and 4.19, in each case in its entirety, and replacing each such Section with the following: “Intentionally omitted.”

(b) Subject to Section 3 hereof, the Indenture is hereby amended by deleting Section 5.01 of the Indenture and all references thereto and obligations thereunder, in its entirety, and replacing such Section with the following: “Intentionally omitted.”

(c) Subject to Section 3 hereof, the Indenture is hereby amended by deleting clauses (3), (4), (5) and (6) of Section 6.01 of the Indenture and all references thereto and obligations thereunder, in each case in its entirety, and replacing each such clause with the following: “Intentionally omitted.”

(d) Section 4.04 of the Indenture is deleted in its entirety and replaced with the following:

“SECTION 4.04. Compliance Certificate.

The Company shall deliver to the Trustee not less often than annually an Officers’ Certificate stating that as to each such Officer’s knowledge the Company has complied with all conditions and covenants under this Indenture.”

(e) Section 4.03 of the Indenture is deleted in its entirety and replaced with the following:

“SECTION 4.03. Reports.

The Company will comply with the provisions of TIA Section 314(a).”

(f) Subject to Section 3 hereof, any defined terms present in the Indenture, the Notes or the Note Guarantees but no longer used as a result of the amendments made by this Supplemental Indenture are hereby eliminated in the Indenture. The definition of any defined term used in the Indenture, the Notes or the Note Guarantees where such definition is set forth in any of the sections or subsections of the Indenture that are eliminated by this Supplemental Indenture and the term it defines is still used in the Indenture, the Notes or the Note Guarantees after the amendments hereby become operative shall be deemed to become part of, and defined in, Section 1.01 of the Indenture. Such defined terms are to be in alphanumeric order within Section 1.01 of the Indenture

3. Effect and Operation of Supplemental Indenture. This Supplemental Indenture shall be effective and binding immediately upon its execution by the Company, the Guarantors and the Trustee, and thereupon this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Note and Note Guarantee heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby; provided, however, notwithstanding anything in the Indenture or this Supplemental Indenture to the contrary, the amendments set forth in Section 2 of this Supplemental Indenture shall become operative only upon and simultaneously with, and shall have no force and effect prior to, the Company’s acceptance and initial payment for Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer and representing at least a majority in aggregate principal amount of the then-outstanding Notes (such date of payment, the “Initial Payment Date”). Except as modified and amended by this Supplemental Indenture, all provisions of the Indenture shall remain in full force and effect.

4. Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to, and in implementation of, the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together. Except as expressly modified herein, the Indenture is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

5. Trust Indenture Acts Controls. If any provisions hereof limit, qualify or conflict with any provisions of the TIA required under the TIA to be a part of or govern this Supplemental Indenture, the provisions of the TIA shall control. If any provision hereof modifies or excludes any provision of the TIA that pursuant to the TIA may be so modified or excluded, the provision of the TIA as so modified or excluded hereby shall apply.

6. No Recourse Against Others. No past, present or future director, manager, officer, employee, incorporator, member, stockholder or agent of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Securities and Exchange Commission that such a waiver is against public policy.

7. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture (including facsimile transmission or portable document format). Each signed copy shall be an original, but all of them together represent the same agreement.

9. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

10. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of, and makes no representations as to, the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

FTI CONSULTING, INC., as Issuer

By:	/s/ Eric B. Miller
	Name:	Eric B. Miller
	Title:	Executive Vice President, General Counsel and Chief Ethics Officer

GUARANTORS:

ATTENEX CORPORATION

COMPASS LEXECON LLC

COMPETITION POLICY ASSOCIATES, INC.

FD MWA HOLDINGS INC.

FD U.S. COMMUNICATIONS, INC.

FTI, LLC

FTI CAMBIO LLC

FTI CONSULTING LLC

FTI CONSULTING CANADA LLC

FTI CXO ACQUISITION LLC

FTI GENERAL PARTNER LLC

FTI HOSTING LLC

FTI INTERNATIONAL LLC

FTI SMG LLC

FTI TECHNOLOGY LLC

FTI US LLC

By:	/s/ Eric B. Miller
	Name:	Eric B. Miller
	Title:	Senior Vice President

FTI INVESTIGATIONS, LLC

By:	/s/ Eric B. Miller
	Name:	Eric B. Miller
	Title:	Vice President, Treasurer and Secretary

[Signature page to Tenth Supplemental Indenture – 2013 Notes]

WILMINGTON TRUST COMPANY, as Trustee

By:	/s/ Michael G. Oller, Jr.
	Name:	Michael G. Oller, Jr.
	Title:	Assistant Vice President

[Signature page to Tenth Supplemental Indenture – 2013 Notes]